UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934

January 6, 2003
(Date of Report)

ALASKA AIR GROUP, INC.

(Exact name of registrant as specified in its charter) Commission file number 1-8957

Delaware	91-1292054
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

19300 Pacific Highway South, Seattle, Washington 98188
(Address of principal executive offices)
(206) 431-7040
(Registrant’s telephone number)

EXPLANATORY NOTE

This Amendment is necessary because the registrant’s filing agent inadvertently submitted an initial 8-K filing prior to completing all alterations to the document.

ITEM 5. Other Events and Regulation FD Disclosure
Signature

ITEM 5.  Other Events and Regulation FD Disclosure

FORWARD-LOOKING INFORMATION
This report may contain forward-looking statements that are based on the best information currently available to management. These forward-looking statements are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are indicated by phrases such as “will,” “should,” “the Company believes,” “we expect” or any other language indicating a prediction of future events. There can be no assurance that actual developments will be those anticipated by the Company. Actual results could differ materially from those projected as a result of a number of factors, some of which the Company cannot predict or control. For a discussion of these factors, please see Item 1 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2001. The Company expressly disclaims any duty to update these projections, and makes no representation as to their continued accuracy in the event it does not provide such updates.

Other Events
 In accordance with Statement of Financial Accounting Standards No. 87, “Employers’ Accounting for Pensions” (SFAS 87), the Company will record a non-cash charge to equity in December 2002 relating to the defined benefit pension plans that the Company sponsors for eligible employees. The Company estimates this charge will be approximately $80 million to $100 million, net of taxes. This equity charge is consistent with previously discussed expectations.

In the third quarter of 2002, the Company discussed that it was in the process of completing the second step of its impairment test in connection with the adoption of Statement of Financial Accounting Standards No. 142. In the fourth quarter of 2002, the Company completed this impairment test and determined that all of the Company’s goodwill was impaired. As a result, the Company expects to record a one-time, non-cash charge, effective January 1, 2002 of $51.4 million, net of taxes to write-off all of its goodwill. This charge is nonoperational in nature and will be reflected as a cumulative effect of accounting change in the consolidated statements of operations for the year ended December 31, 2002.

Regulation FD Disclosure

Fourth Quarter 2002

	Forecast	Change
	Q4	Yr/Yr
Alaska Airlines
Capacity (ASMs in millions)	4,758	15.5%
Traffic (RPM’s in millions)	3,163	15.6%
Passenger load factor	66.5%	0.1	pts
Fuel gallons (000,000)	78.7	13.2%
Cost per ASM excluding fuel (cents)	8.8	(8.6%)

For December 2002, Alaska experienced a 21.7% increase in traffic on a 12.2% increase in capacity as compared to December 2001. Compared to December 2000, traffic in 2002 increased 15% and capacity increased 9%. For November 2002, RASM decreased 7.4% as compared to November 2001 and decreased 13.0% compared to November 2000. For October 2002, RASM decreased 7.3% as compared to October 2001, and decreased 9.7% compared to October 2000.

Horizon Air
Capacity (ASMs in millions)	632	33.4%
Traffic (RPMs in millions)	386	28.7%
Passenger load factor	61.1%	(2.2	pts)
Fuel gallons (000,000)	14.1	17.9%
Cost per ASM excluding fuel (cents)	15.4	(24.9%)

For December 2002, Horizon experienced a 34.1% increase in traffic on a 28.6% increase in capacity as compared to December 2001. Compared to December 2000, traffic in 2002 increased 20% and capacity increased 19%. For November 2002, RASM decreased 14.3% as compared to November 2001 and decreased 20.0 % compared to November 2000. For October 2002, RASM decreased 10.3% as compared to October 2001 and decreased 14.6% compared to October 2000.

Capacity and Traffic Actual Results for 2002
 Provided below are capacity (ASMs in millions) estimates for the full year of 2002.

Alaska Airlines capacity	19,360
Horizon Air capacity	2,427

Other Financial Information
 Cash and Short-Term Investments
 Cash and short-term investments amounted to approximately $637 million on December 31, 2002.

Fuel Cost per Gallon (including realized hedging gains)

	Cost per Gallon	% Change from Prior Year

Alaska:
October	88.7 cents	10.8%
November	83.1 cents	12.4%
December preliminary	90.0 cents	43.6%
Horizon:
October	89.0 cents	5.0%
November	85.9 cents	10.1%
December preliminary	87.9 cents	26.3%

Current fuel hedge positions for Alaska and Horizon are as follows:

	Approximate % of	Approximate Crude Oil
	Expected Fuel Requirements	Price per Barrel

October – December 2002	40%	$22
January – December 2003	35%	$22

Operating Fleet Plan
Provided below are Alaska and Horizon actual fleets for 2001 and 2002 and estimated changes for 2003:

				Estimated
		On Hand	On Hand	Change
	Seats	YE 2001	YE 2002	2003
Alaska Airlines
B737-200C	111	9	9
B737-400	138	39	40
B737-700	120	16	16	6
B737-900	172	5	6	5
MD-80	140	32	31	(4)

Total		101	102	7

Horizon Air
Dash 8-100/200	37	29	28
Dash 8-400	70	12	15
F-28	69	10	4	(4)
CRJ 700	70	9	16	2

Total		60	63	(2)

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

        ALASKA AIR GROUP, INC.

Registrant

Date:  January 6, 2003

/s/ Terri K. Maupin

Terri K. Maupin
Staff Vice President/Finance and Controller

/s/ Bradley D. Tilden

Bradley D. Tilden
Executive Vice President/Finance and Chief Financial Officer